EXHIBIT 10.26
July 1, 2009
Peter Slover
c/o Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA 92121
Dear Peter,
In light of your proven capability, productivity and commitment to Anadys, effective July 1, 2009 and subject to the at-will nature of your employment, you are being promoted to Vice President, Finance and Operations with responsibility for the finance and operations functions at Anadys and will report to me.
In connection with your promotion, your base salary will increase to $205,000 per annum effective July 1, 2009 and you will receive the severance and change in control benefits as set forth in the Severance and Change in Control Agreement being provided concurrently herewith. You have also been granted an Option to purchase 50,000 shares of Anadys Common Stock. This option has a four year vesting schedule and will vest 1/4 at July 1, 2010, with the remainder vesting monthly over the next three years. This option has a grant date of July 1, 2009 and an exercise price of $1.86 per share. This stock option is subject to the terms and conditions outlined in Anadys’ 2004 Equity Incentive Plan.
Also starting on July 1st, 2009, pursuant to the terms of the Executive Officer Bonus Plan (the “Executive Bonus Plan”), your target bonus opportunity will be 30% of your base salary and calculated as set forth in the Executive Bonus Plan. Any bonus awarded for 2009 performance will be calculated based on six months of service under the Executive Bonus Plan in your capacity as Vice President, Finance and Operations and six months of service under the Employee Bonus Plan in your capacity as Senior Director, Finance and Corporate Controller. However, as stated in the Executive Bonus Plan, the Compensation Committee retains absolute discretion to determine whether any bonus payments will be made in a particular year and the amount of any bonus payments.
Pete, thank you again for your contributions to Anadys and congratulations on your promotion.
Sincerely,
/s/ Stephen T. Worland
Stephen T. Worland, Ph.D.
President & Chief Executive Officer